                                                                    EXHIBIT 11.1

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER SHARE (1)
                     (in thousands, except per share data)


                                                        Three months
                                                     ended September 30,
                                                    ----------------------
                                                     1996           1995
                                                    ------         ------
                                                         (unaudited)
Primary and fully diluted:
  Weighted average shares:
     Common......................................          4,988     2,444
     Preferred...................................                    1,230
  Common equivalent shares from stock options
     and warrants................................          1,159       475
  Common and common equivalent shares pursuant
     to Staff Accounting Bulletin No. 83.........             __       680
                                                          ------    ------

Shares used in per share calculation.............          6,147     4,829
                                                          ======    ======

Net income.......................................         $  439    $  254
                                                          ======    ======

Net income per share.............................         $ 0.07    $ 0.05
                                                          ======    ======

(1) There is no difference between primary and fully diluted net income per share for all periods presented.